Exhibit 99.1

NEWS RELEASE

PAR PACIFIC COMPLETES REFINANCING OF EXISTING RETAIL CREDIT FACILITIES

HOUSTON, December 18, 2015 – Par Pacific Holdings, Inc. (NYSE MKT: PARR) (“Par Pacific” or the “Company”) today announced that its wholly-owned subsidiaries, HIE Retail, LLC (“HIE Retail”) and Mid Pac Petroleum, LLC (“Mid Pac”), have completed the refinancing and repayment of their existing senior secured credit agreements, the closing of which occurred on December 17, 2015.

The new, consolidated $115 million credit facility includes a $5 million senior secured revolving credit facility and a new, seven (7) year $110 million senior secured term loan facility. The proceeds of the term loans were used to refinance and repay the indebtedness outstanding under each existing credit facility, to pay transaction fees and expenses, and to facilitate a cash distribution to the Company. The Company intends to use a portion of this cash distribution to pay down at least $20 million of the outstanding borrowings under its Delayed Draw Term Loan and Bridge Loan Credit Agreement.

“We are very pleased to announce the successful refinancing of our retail credit facilities,” said Chris Micklas, Par Pacific’s Chief Financial Officer. “The refinancing improves our cost of capital, simplifies our capital structure and provides more flexibility as we continue to focus on our long-term growth initiatives.”

KeyBanc Capital Markets Inc. and Bank of Hawaii acted as joint lead arrangers and joint book runners for the transaction.

About Par Pacific Holdings

Par Pacific Holdings, Inc., headquartered in Houston, Texas, is a growth-oriented company that manages and maintains interests in energy related assets. Par Pacific, through its subsidiaries, owns and operates a 94 Mbpd refinery with related logistics and retail network in Hawaii. Par Pacific also transports, markets and distributes crude oil from Western U.S. to refining hubs in the Midwest, Gulf Coast, East Coast and to Hawaii. In addition, Par Pacific owns an equity investment in Laramie Energy Company, which has natural gas production and reserves located in the Piceance Basin of Colorado.

Forward-Looking Statements

This press release includes certain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to qualify for the “safe harbor” from liability established by the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact, including statements regarding the Company’s intended use of certain proceeds received as a result of the refinancing, are forward-looking statements. Additionally, forward looking statements are subject to certain risks, trends, and uncertainties. Par Pacific cannot provide assurances that the assumptions upon which these forward-looking statements are based will prove to have been correct. Should one of these risks materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expressed or implied in any forward-looking statements, and investors are cautioned not to place undue reliance on these forward-looking statements, which are current only as of this date. Par Pacific does not intend to update or revise any forward-looking statements made herein or any other forward looking statements as a result of new information, future events or otherwise. The Company further expressly disclaims any written or oral statements made by a third party regarding the subject matter of this press release.

Contact:

Christine Thorp

Director, Investor Relations & Public Affairs

(832) 916-3396

cthorp@parpacific.com